Exhibit 99.2

American Tower Contact: Leah Stearns Director, Investor Relations Telephone: (617) 375-7500	Cell C Contact: Paolo Pianezze PPianezze@cellc.co.za Telephone: +27 (0)11 324 4000

AMERICAN TOWER CORPORATION AND CELL C (PTY)_LIMITED ANNOUNCE

THE SALE OF CELL C’S TOWER PORTFOLIO IN SOUTH AFRICA

Boston, Massachusetts and Johannesburg, South Africa – November 5, 2010: American Tower Corporation (NYSE: AMT) and Cell C (Pty) Limited today announced that they have entered into a definitive agreement for the sale of up to 1,400 of Cell C’s existing towers, and up to 1,800 additional towers that are either under construction or will be constructed over the next two to three years, for an aggregate purchase price of up to approximately $430 million. Cell C will be the anchor tenant on each of the towers being purchased. American Tower and Cell C expect to close the sale of the existing towers by early 2011, subject to customary closing conditions.

“We are pleased to announce the launch of our operations in South Africa, as well as the opportunity to work with Cell C,” said Jim Taiclet, Chairman, President and Chief Executive Officer of American Tower. “We believe South Africa provides a compelling investment opportunity for us, with strong demand for voice and advanced wireless data services. In addition, our newly established presence in South Africa will provide us with a platform for our future growth in the region.”

Lars Reichelt, Chief Executive Officer of Cell C commented, “This is an important strategic transaction for Cell C, allowing us to realize the value embedded in our passive infrastructure, which has undergone a significant transformation over the past few years. We believe our relationship with American Tower will enable us to further enhance the quality and coverage of our network.”

About American Tower

American Tower is a leading independent owner, operator and developer of broadcast and wireless communications sites. American Tower currently owns and operates approximately 33,000 communications sites in the United States, Brazil, Chile, Colombia, India, Mexico and Peru. For more information about American Tower, please visit www.americantower.com.

About Cell C

Launched in 2001, Cell C is South Africa's third cellular operator with more than seven million subscribers. For more information about Cell C, please visit www.cellc.co.za.

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